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                                                                   Exhibit 10.21


                              CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of the 14th day of April 2000, by and between Grace Development, Inc., doing business as Avana Communications (hereinafter "Company") and OneUp Ventures LLC (hereinafter "Consultant").

                                   BACKGROUND

          Consultant's manager is a past chairman of the Company's board of directors and has a significant equity investment in the Company. Consultant has knowledge and expertise which is valuable to the Company and for which
Company desires to engage Consultant.   In consideration of the promises herein
made and undertaken, Company and Consultant, intending to be legally bound, covenant and agree as follows:

                                   SECTION 1

                               SCOPE OF SERVICES

     1.1 Consultant shall provide the following business consulting services (the "Services") on the terms and conditions of this Agreement, when and to the extent requested to do so in writing by Benjamin F. Holcomb, the Company's Chairman and Chief Executive Officer ("Mr. Holcomb"), but only to the extent Mr. Holcomb and Consultant reach agreement as to the compensation with respect to such Services in each case:

          .  Marketing and Long Term Planning. Consultant shall meet with the
             --------------------------------
             senior management of the Company to comment on Company strategic planning and the implementation of long term strategies and business plans.

          .  General Financial Planning and Consulting. Consultant will meet
             -----------------------------------------
             with the senior management of Company to comment on financial structures for completing various aspects of the Company business and strategic plans. Consultant will provide general financial advice to the Company and, to the extent reasonably requested by the Company, shall review and comment on specific Company financial matters. Consultant will use reasonable efforts to identify persons or entities who may be interested in participating in debt or equity transactions on terms and conditions satisfactory to the Company and which are consistent with the Company's strategic plan; provided, however, that the Company shall not be obligated to pay Consultant or any of Consultant's affiliates or designees any broker's fee or finder's fee, commission or other similar compensation in connection with any such transaction, except to the extent the Company expressly agrees to do so in a binding written agreement with Consultant. Consultant will comment on the performance of the Company's accountants. Notwithstanding the foregoing,
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             Consultant will not render legal or accounting advice.

          .  Management Consulting. Consultant will assist the Company in
             ---------------------
             specific executive recruiting and hiring projects identified by the Chairman of the Board of Directors and CEO of the Company.

          .  Business Expansion Consulting. Consultant will identify potential
             -----------------------------
             acquisition and business expansion opportunities consistent with the Company's strategic plan and shall comment on and advise the Company with respect to specific potential transactions brought to his attention by the Board of Directors; provided, however, that the Company shall not be obligated to pay Consultant or any of Consultant's affiliates or designees any broker's fee or finder's fee, commission or other similar compensation in connection with any such transaction, except to the extent the Company expressly agrees to do so in a binding written agreement with Consultant.

     1.2 Consultant shall expend such time providing the Services as shall be reasonable or appropriate in order to perform such Services to the reasonable satisfaction of the Company in light of the compensation agreed to with respect to such services pursuant to Section 5 hereof, and shall provide its own working space, facilities, and materials required in order to perform the Services hereunder. To the extent it is necessary or desirable to perform work on Company's premises, the Company shall provide to Consultant reasonable working space, facilities and materials.

     1.3 Company acknowledges that Consultant is not engaged in the business of effecting transactions in securities and is not registered as a broker-dealer under federal or state securities laws. To the extent that Services to be rendered hereunder will, or may, result in any purchase, sale or investment in stock or other securities of the Company or any other entity (a "Securities Transaction"), Consultant's only duty shall be to identify potential transaction participants. Consultant will not participate in any sales effort, make any representation regarding securities or the Company or participate in negotiations regarding any possible Securities Transactions, nor shall Consultant give to any participant in a Securities Transaction any advice or information regarding the value of any securities or the business of Company.



                                   SECTION 2

                               TERM OF AGREEMENT

     2.1 This Agreement shall commence on the date and year first above written, and unless terminated earlier pursuant to the terms of this Agreement, shall continue until the 1st anniversary of the date of this Agreement. This Agreement may be terminated (i) by the Company immediately upon delivery to the Consultant of written notice of termination or (ii) by Consultant immediately upon written notice of termination.

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     2.2  Within 30 days of termination of this Agreement, Consultant shall submit to Company a final Invoice for any fees theretofore accrued under this Agreement.

                                   SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF CONSULTANT




     Consultant represents and warrants to the Company as follows:

     3.1  It has the right to provide the Services to the Company;

     3.2 It and its employees and representatives have the requisite training and expertise to perform the Services for the Consultant and do not require any training from the Company to perform the Services;

     3.3 To the best knowledge of Consultant, the performance of the Services will not violate (i) any applicable federal, state or local law, rule, ordinance, regulation or order, (ii) any contracts with third parties or (iii) any third-party rights in any patent, trademark, copyright, trade secret or similar right.

     3.4 During the term of this Agreement, it intends to offer services similar to services provided to third parties that are not affiliated with the Company;

     3.5 It is the lawful owner or licensee of any software programs or other materials to be used by Consultant in its performance of the Services and Consultant has all rights necessary to convey to Company the unencumbered ownership of any reports, data, work-product or other tangible result of the Services provided hereunder. Consultant hereby represents, warrants and covenants that the reports, data, work-product or other tangible result of the Services provided hereunder shall not violate or infringe any patent, copyright, trademark, trade secret or other proprietary right of any third party;

     3.6  Neither it nor its employees belong to any guild or union; and

     3.7 It maintains a principal place of business separate and apart from the Company's place of business.

                                   SECTION 4

                      INDEPENDENT CONTRACTOR RELATIONSHIP

     4.1 Consultant agrees to provide the Services as an independent contractor to the Company. Consultant will not be, and will not be deemed to be, an employee of the Company.

     4.2 Consultant will control the manner, methods and details of performance of his Services, but will be responsible to the Company for the results of his efforts.

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     4.3  Consultant will not be entitled to any benefits the Company may provide for its employees.

     4.4 Consultant will not be an agent of the Company for any purpose and will not have any authority to bind or commit the Company in any way unless and to the extent expressly authorized in writing by the Company's Chief Executive Officer.

     4.5 Consultant will be responsible for reporting his income and paying any applicable taxes (including but not limited to federal, state, and local income taxes, Social Security and Medicare taxes, and unemployment taxes) to federal, state, and local taxing agencies, as required by law.

     4.6 Consultant will be responsible for maintaining, at his expense, (i) any liability insurance that may be necessary or prudent to cover any claims against him that may arise from his performing services under this Agreement, and (ii) any licensure that may be required in connection with the Services. Upon the Company's request, Consultant will furnish to the Company evidence that such insurance coverage is in effect and that such licenses are current.

     4.7 Consultant may perform consulting services for or accept employment with other Persons during the term of this Agreement, provided that Consultant shall not permit such other services or employment to conflict or interfere unreasonably with his performance of Services under this Agreement. This provision includes, but is not limited to, any engagement or employment whose time or effort requirements would interfere unreasonably with Consultant's performance of Services for the Company, and any engagement or employment that would raise an actual or potential conflict of interest with the Company.

     4.8 The Company has the right to engage other consultants or to hire employees to perform services the same as or similar to those provided by Consultant during the term of this Agreement.

                                   SECTION 5

                           FEES, EXPENSES AND PAYMENT

     5.1 At the time Consultant is requested to perform a Service under this Agreement, Consultant and Company will agree to the specific compensation which Consultant will earn for performing such Services, subject to the following:

     (a) For Business Expansion Consultation Services under this Agreement, Consultant's agreed fee will be earned and payable to Consultant upon the Closing (as defined below) of each Resulting Transaction (as defined below) and will not be reduced or offset by any fee or other remuneration directly or indirectly paid or payable to Consultant by anyone other than Company unless the parties expressly agree to such reduction or offset; provided, however, that Consultant will, upon presentation to the Company of any proposal, referral or introduction relating to a potential transaction, disclose in writing to the Chairman of the Board and Chief Executive Officer of the Company any fee or other remuneration paid or payable to Consultant

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

by any other Person in connection with the proposed transaction, including without limitation any direct or indirect ownership interest of Consultant in any Introduced Party. Consultant from time to time may also employ the services of a co-finder to locate funding sources, acquisitions, joint ventures and mergers and other Introduced Persons (hereafter defined). Should Consultant employ the services of a co-finder, the Consultant will promptly disclose to the Company the identity of the co-finder and any fee agreement the Consultant enters into or has entered into with the co-finder, and the Company agrees to split the finder's fee payable to Consultant, as agreed to between the Company and Consultant, between Consultant and the co-finder; provided, however, that in no event will the aggregate amount of finders' fees paid or payable by the Company to Consultant and any co-finder(s) exceed the finder's fee payable to Consultant pursuant to the fee agreement between the Company and Consultant.

          (i) For purposes of this Agreement, "Resulting Transaction" means a Securities Transaction involving the Company, or any of its affiliates, and any Introduced Person, or any of the following transactions which has the substantive effect of providing the Company or any of its affiliates, or any Introduced Person with benefits the same as, or similar to, those intended to be conferred in a potential transaction originally presented to the Introduced Person by Consultant, or in which the Company, or any of its affiliates, and any Introduced Person engage after an introduction by Consultant during the term of this Agreement or within 270 days after termination of this Agreement regardless of whether the original transaction itself is consummated: (A) any acquisition of the capital stock or assets of, or share exchange, consolidation, merger, or other similar business combination transaction with, an Introduced Person; (B) any loan of money or other extension of credit between Company or any of its Affiliates and an Introduced Person; or (C) any furnishing of goods, services or facilities between Company and an Introduced Person;

          (ii) For purposes of this Agreement, "Introduced Person" means any Person to whom Consultant has presented a written proposal that has been approved in writing by the Chief Executive Officer of the Company and as to whom Consultant has given written disclosure of identity to the Chief Executive Officer of the Company, or who is referred in writing by Consultant to the Company during the term of this Agreement; provided, however, that "Introduced Person" shall not include any Person with whom any member of the Company's senior management or any director of the Company was already acquainted at the time of Consultant's referral, either by virtue of a past transaction between the Company and such Person or otherwise;

          (iii) For purposes of this Agreement, "Person" includes natural persons, unincorporated associations, trusts, corporations, partnerships and other entities;

          (iv) For purposes of this Agreement, "Closing" means the first date on which Company or any Introduced Person becomes obligated to pay consideration to the other with respect to a Resulting Transaction pursuant to the terms of any written agreement among the parties with respect thereto; and

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     (b)  For Management Consulting Services in connection with the recruiting or hiring of executives introduced by Consultant to the Company, Consultant's agreed fee shall be payable upon payment by the Company of the executive's first regular payment of base salary.

     5.2 At least every 30 days during the term of this Agreement, Consultant shall submit an invoice (an "Invoice") generally describing the Services rendered during the preceding 30 days, including the amount of time expended by Consultant and the results of the Services provided, and setting forth the compensation due Consultant as agreed upon pursuant to Section 5.1.

     5.3 The compensation paid pursuant to this Agreement shall be the sole compensation due Consultant in connection with its performance of the Services and the performance of any and all of Consultant's other duties and obligations hereunder, and shall be inclusive of any out-of-pocket costs or expenses incurred by Consultant or any of its employees, agents or contractors, except that the Company shall reimburse Consultant for any such expenses that are approved in advance by the Company and are identified by Consultant in a detailed and itemized written list of such expenses along with copies of all related bills, receipts and/or invoices. Consultant shall be responsible for retaining any additional consultants and for performing any other procedures required in connection with Consultant's performance of the Services and shall be solely responsible for paying any and all costs or expenses related thereto. Consultant shall also be solely responsible for paying any and all salaries, benefits, taxes, costs and expenses of its employees.

                                   SECTION 6

                                     TAXES

     6.1 Because Consultant is not a Company employee: (a) Company will not withhold FICA (Social Security) from Consultant's payments; (b) Company will not make state or federal unemployment insurance contributions on behalf of Consultant or its personnel; (c) Company will not withhold state and federal income tax from payment to Consultant; (d) Company will not make disability insurance contributions on behalf of Consultant; (e) Company will not obtain workers' compensation insurance on behalf of Consultant. Notwithstanding the foregoing, the Company shall withhold federal and any applicable state or local income tax from payments hereunder that it reasonably determines to be required under the Internal Revenue Code, as it may be amended, and the regulations promulgated thereunder from time to time, and any applicable state revenue code and regulations.

                                   SECTION 7

                    PROPRIETARY INFORMATION/CONFIDENTIALITY

     7.1 Consultant understands and acknowledges that during the term of this Agreement, Consultant and its manager, Louis Friedman, will be exposed to Confidential Information (as defined below) which is proprietary and which rightfully belongs to the Company. Consultant agrees that it and its manager will not use or cause to be used for its or its manager's own benefit,

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

either directly or indirectly, or disclose any of such Confidential Information at any time, either during or after termination of this Agreement, without the Company's prior written consent. Consultant shall take all reasonable steps to safeguard such Confidential Information that is within its possession or control and to protect such information against disclosure, misuse, loss or theft. Consultant's obligations under this paragraph with respect to any specific Confidential Information shall cease when that specific Confidential Information becomes publicly known or when it is disclosed by any person, firm, corporation or business entity which is not bound by the terms of a confidentiality agreement with the Company. The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned as a result of the performance of any services by Consultant on behalf of the Company, and which falls within the following general categories:

               (a) information concerning Trade Secrets of the Company;

               (b) information concerning existing or contemplated products, services, technology, designs, processes and research or product developments of the Company;

               (c) information concerning business plans, sales or marketing methods, methods of doing business, customer lists, customer usages and requirements, or supplier information of the Company; and

               (d) any other confidential information which the Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

     As used herein, the term "Trade Secrets" shall mean any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to Company and is not generally known in the industry.

     7.2 (a) Consultant acknowledges that in the course of providing Services pursuant to this Agreement it will become familiar with the Company's and its subsidiaries' Trade Secrets and with other Confidential Information and that its Services will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Consultant agrees that, during the term of this Agreement (the "Non-Compete Period"), it and its manager will not directly or indirectly, either for itself or any other person, own, manage, control, participate in, consult with, render services for, permit its name to be used by or in any manner engage in any business competing with the businesses of the Company or its subsidiaries as such businesses exist or are in process on the date of the termination of this Agreement, within (i) the City of Atlanta and
(ii) all cities, counties and towns contiguous to either the City of Atlanta. Nothing herein will prohibit Consultant or any affiliate of Consultant from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Consultant has no active participation in the business of such corporation.


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

          (b) During the Non-Compete Period, Consultant will not directly or indirectly through another person (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii)hire any person who was an employee of the Company or any subsidiary at any time during the term of this Agreement, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary.

          (c) During the Non-Compete Period, Consultant agrees not to take any action that materially interferes with or disrupts the Company's business or its relationships with its customers, suppliers or employees.

     7.3 Consultant acknowledges and agrees that the Company will disclose publicly its relationship with Consultant and the material terms thereof in order to comply with the requirements of the federal securities laws.

                                   SECTION 8

                                INDEMNIFICATION

     8.1 The Company shall indemnify and hold harmless Consultant, and Consultant's affiliates, agents and employees ("Indemnitees"), against any and all losses, liabilities, claims, damages or expenses whatsoever (including reasonable legal expenses) ("Losses") to the extent such Losses arise out of or are based upon: (i) any representation, or any untrue statement of a material fact contained in any information given, by the Company to any participant in a Securities Transaction or any omission by the Company to state therein a material fact necessary to make the statements made not misleading; (ii) any untrue statement of a material fact contained in any application or other papers, filed by the Company with any state or federal agency; or (iii) any act or omission of the Company or any of its agents or employees any other violation of state or federal securities laws based on statements, actions or inactions of the Company, or its agents or employees.

     8.2 Consultant hereby indemnifies and agrees to defend and hold harmless the Company and its affiliates and their respective directors, officers, employees, representatives, and agents from and against any and all Losses to the extent such Losses arise out of or are based upon (i) Consultant's breach of any of Consultant's covenants, agreements, obligations or duties hereunder, and
(ii) Consultant's breach of any of the representations and warranties made by Consultant in Section 3 hereof.

     8.3 If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless the indemnified party in respect of any Losses, the indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect not only
(a) the relative benefits received by the Company and any person who may be alleged to be in control of the Company within the meaning of Section 15 of the Securities Exchange Act of 1934 (the " Controlling Person") on the one hand and the Consultant on the other, but also (b) the relative fault of (i) the Company and its Controlling Persons and (ii) the Consultant in connection with the actions, inactions, statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The Company and the Consultant agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection. The amount paid or payable by the indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section
8.3 shall be deemed to include any legal or other expenses to which such indemnified party would be entitled if Section 8 were applied.

     8.4  The Company's and Consultant's respective obligations under this
Section 8 shall survive the completion of the Services and the termination or cancellation of this Agreement for any reason for a period of 5 years.


                                   SECTION 9

                               NON-CIRCUMVENTION

     Company agrees not to, directly or through intermediaries, agents or otherwise indirectly, circumvent or interfere with the business relationship existing between the Consultant and any Introduced Person.

                                   SECTION 10

                       INVESTMENTS IN INTRODUCED PERSONS

     Company acknowledges that Consultant or one or more of its members or its affiliates may be an investor in one or more of the Introduced Persons. Consultant covenants and agrees to disclose in writing any such investment in an Introduced Person upon referring the Company to the Introduced Person or the Introduced Person to the Company.



                                   SECTION 11

                                 MISCELLANEOUS

     11.1 The Finder's Fee Agreement among the Company, Consultant and Greenlight Capital, Inc. dated April 14, 2000 was executed in contemplation of this Agreement and each of the terms and provisions of this Agreement, including but not limited to the provisions of Section 8 hereof shall apply thereto.

     11.2 Consultant shall not assign, transfer, or subcontract this Agreement or any of its obligations hereunder without the prior written consent of Company; provided, however, that Consultant may assign its right to receive payments hereunder to such third parties as Consultant may designate by written notice to Company.

     11.3 This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Georgia as they apply to a contract executed, delivered, and performed solely in such State.

     11.4 The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Consultant or any employee or agent of Consultant.

     11.5 All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth on the signature page, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

     11.6 This Agreement and the Invoices rendered pursuant hereto constitute the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.

Grace Development, Inc. d/b/a
Avana Communications, Inc.


By: /s/ Benjamin F. Holcomb

Title:  Benjamin F. Holcomb, Chairman of the
        Board and Chief Executive Officer
Date:   April 14, 2000

Address for correspondence:
1600 Chantilly Drive
Atlanta, GA  30324

OneUp Ventures LLC


By: /s/ Louis S. Friedman
Title:  Louis S. Friedman, Manager
Date:   April 14, 2000

Address for correspondence:
5920 Roswell Road, Suite B-107
Atlanta, GA 30328


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